PRUDENTIAL INVESTMENT MANAGEMENT
                        INVESTMENT ADVISER CODE OF ETHICS


INTRODUCTION
Rule 204A-1 under the Advisers Act requires each federally registered investment adviser to adopt a written code of ethics (the "Code") designed to prevent fraud by reinforcing the principles that govern the conduct of investment advisory firms and their personnel. In addition, the Code must set forth specific requirements relating to personal securities trading activity including reporting transactions and holdings.

Generally, the Code applies to directors, officers and employees acting in an investment advisory capacity who are known as Supervised Persons and in some cases, also as Access Persons, of the adviser. Supervised Persons covered by more than one code of ethics meeting the requirements of Rule 204A-1 will be subject to the code of the primary entity with which the Supervised Persons is associated.

Employees identified as Supervised and Access Persons must comply with the Code. Compliance is responsible for notifying each individual who is subject to the Code. Supervised Persons must acknowledge receipt of this Code and any amendments to the Code. They must also comply with the federal securities laws.


GENERAL ETHICAL STANDARDS
Prudential holds its employees to the highest ethical standards. Maintaining high standards requires a total commitment to sound ethical principles and Prudential's values. It also requires nurturing a business culture that supports decisions and actions based on what is right, not simply what is expedient.

It is the responsibility of management to make the Company's ethical standards clear. At every level, associates must set the right example in their daily conduct. Prudential expects associates to be honest and forthright and to use good judgment. We expect them to deal fairly with customers, suppliers, competitors, and one another. We expect them to avoid taking unfair advantage of others through manipulation, concealment, abuse of confidential information or misrepresentation. Moreover, associates are encouraged to understand the expectations of the Company and apply these guidelines to analogous situations or seek guidance if they have questions about conduct in given circumstances.

It is each associate's responsibility to ensure that we:

>> Nurture a company culture that is highly moral and make decisions based on what is right.
>> Build lasting customer relationships by offering only those products and services that are appropriate to customers' needs and provide fair value. >> Create an environment where associates conduct themselves with courage, integrity, honesty and fair dealing.
>> Ensure no individual's personal success or business group's bottom line is more important than preserving the name and goodwill of Prudential.
>> Regularly monitor and work to improve our ethical work environment.

Because Ethics is not a science, there may be gray areas. We encourage individuals to ask for help in making the right decisions. Business Management, Business Ethics Officers, and our Human Resources, Law and Compliance and Enterprise Ethics professionals are all available for guidance at any time.


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INVESTMENT ADVISER FIDUCIARY STANDARDS
Investment advisers frequently are fiduciaries for clients. Fiduciary status may exist under contract; common law; state law; or federal laws, such as the Investment Advisers Act of 1940, the Investment Company Act of 1940 and ERISA.

Whenever a Prudential adviser acts in a fiduciary capacity, it will endeavor to consistently put the client's interest ahead of the firm's. It will disclose actual and potential meaningful conflicts of interest. It will manage actual conflicts in accordance with applicable legal standards. If applicable legal standards do not permit management of a conflict, the adviser will avoid the conflict. Advisers will not engage in fraudulent, deceptive or manipulative conduct with respect to clients. Advisers will act with appropriate care, skill and diligence.

Advisory personnel are required to know when an adviser is acting as a fiduciary with respect to the work they are doing. If it is, they are expected to comply with all fiduciary standards applicable to the firm in performing their duties. In addition, they must also put the client's interest ahead of their own personal interest. An employee's fiduciary duty is a personal obligation. While advisory personnel may rely upon subordinates to perform many tasks that are part of their responsibilities, they are personally responsible for fiduciary obligations even if carried out through subordinates.

Employees should be aware that failure to adhere to the standards under this Code might lead to disciplinary action up to and including termination of employment.


REPORTING VIOLATIONS OF THE CODE
It is the responsibility of each Supervised Person and Access Person to promptly report any violations of this Code to his/her Chief Compliance Officer.

INCORPORATED POLICIES
In addition to this document the following policies are also considered part of this Code:

>>STATEMENT OF POLICY RESTRICTING COMMUNICATION AND THE USE OF
  ISSUER-RELATED INFORMATION BY PRUDENTIAL INVESTMENT ASSOCIATES
  ("Chinese Wall Policy"). It is each Supervised and Access Person's responsibility to know whether their investment management unit is subject to the information barrier restrictions under the Chinese Wall Policy.
>>PERSONAL SECURITIES TRADING POLICY
  Section I - Prudential's Policy Statement on Insider Trading
  Section II - Securities Trade Monitored for Covered and Access Persons
  Section IV - Trading Restrictions for Employees of Broker-Dealers
  Section V - Trading Restrictions for Portfolio Management and Trading Units
              and Registered Investment Advisers
  Section VI - Trading Restrictions for Private Asset Management Units


ADDITIONAL RESOURCES
Although not part of the Code, the Company's ethics policy, Making the Right Choices, applies to all Prudential employees, including those affiliated with an investment adviser. In addition to the Code, employees in the investment advisory business are also subject to all applicable compliance manuals, policies and procedures.

If you have any questions as to your requirements under the Code or as to which registered investment adviser(s) you are affiliated with, you should contact your business unit compliance officer.

JANUARY 1, 2005